Exhibit 10.06

AMENDMENT TO

EXECUTIVE

CHANGE IN CONTROL

SEVERANCE BENEFITS AGREEMENT

WHEREAS, on March 15, 2004, Louis DiNardo (“Executive”) and Intersil Corporation, a Delaware corporation (the “Company” ) entered into an Executive Change In Control Severance Benefits Agreement (the “Agreement”);

WHEREAS, Section 7.6 of the Agreement provides that it may be amended only upon the mutual written consent of the Company and Executive and that the written consent of the Company to a change in the Agreement must be signed by an executive officer of the Company after such change has been approved by the Compensation Committee of the Company’s Board of Directors;

WHEREAS, Executive and the Company now desire to amend the Agreement in connection with the amendment and restatement of Executive’s Employment Agreement with the Company, effective January 24, 2006;

NOW THEREFORE, the Company and Executive hereby agree as follows:

1. Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.2 Severance Payments. The Company shall continue to pay the Executive’s Annual Base Pay and full target Annual Bonus (without regard to satisfaction of any target performance objectives) for two years (the “Severance Period”) (less applicable deductions and withholdings) payable in accordance with Intersil’s normal payroll practices immediately prior to the Covered Termination;”

2. Section 4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.2. Parachute Payments. If all or any portion of the amounts payable or benefits provided to the Executive under this Agreement or otherwise are ‘excess parachute payments’ and are subject to the excise tax imposed by Section 4999 of the Code (the ‘Excise Tax’), and if the net after-tax amount (taking into account all applicable taxes payable by the Executive, including without limitation any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount the Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type mutually agreed to by the Executive and the Company. The calculations required under this Section 4.2 shall be prepared by the Company and reviewed for accuracy by the Executive and the Company’s regular certified public accountants.”

3. A new Section 2.6 is hereby added to the Agreement to read in its entirety as follows:

“2.6 409A Compliance. If any payments due under this Agreement would subject Executive to any penalty tax imposed under Section 409A of the Code if such payments were made at the time as required herein, then the payments that cause the imposition such penalty tax shall be payable in one lump sum on the first day which is at least six months after the date of Executive’s separation of service as set forth in Section 409A of the Code and the regulations and other official guidance thereunder.”

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement on the day and year written above.

LOUIS DINARDO

/s/ Louis DiNardo

INTERSIL CORPORATION

By:	/s/ Richard M. Beyer
Name:	Richard M. Beyer
Title:	Chief Executive Officer